UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2016

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bayport Drive, Suite 1100 Tampa, FL	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 421-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 30, 2016, Walter Investment Management Corp. (“WIMC”), a Maryland corporation, Green Tree Credit Solutions LLC (“GTCS”), a Delaware limited liability company and a direct wholly-owned subsidiary of WIMC, Insureco, Incorporated (“Insureco”), a California corporation and a direct wholly-owned subsidiary of Assurant, Inc. (“Assurant”), a Delaware corporation, and InterFinancial, Inc. (“InterFinancial”), a Georgia corporation and a direct wholly-owned subsidiary of Assurant, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which GTCS has agreed to sell to Insureco all of the issued and outstanding shares of GTI Holdings Corp. (“GTIH”) for $125 million in cash, subject to adjustment as specified in the Stock Purchase Agreement. As additional consideration, Insureco has agreed to potential earnout payments to GTCS of up to an aggregate of $25 million in cash based upon the amount of gross written premium of certain voluntary homeowners insurance written by Insureco or one of its affiliates. GTIH is the holding company for Green Tree Insurance Agency, Inc. (“GTIA”), an insurance agency subsidiary of WIMC. GTIA’s business includes procuring voluntary insurance policies for customers of Ditech Financial LLC (“Ditech”), an indirect wholly-owned subsidiary of WIMC that services and originates mortgage loans. GTIH is also the holding company for Green Tree Insurance Agency Reinsurance Limited, which assumes underwriting risk for certain low volume insurance product lines.

In connection with the closing of the stock sale under the Stock Purchase Agreement, which is subject to various closing conditions, including the expiration or earlier termination of the Hart-Scott-Rodino waiting period, it is expected that WIMC, through certain subsidiary companies, will enter into a series of agreements with GTIA, including an agreement for voluntary insurance lead generation on behalf of GTIA, an agreement to provide insurance marketing services to GTIA in respect of voluntary insurance, and a support services agreement for the benefit of GTIA, as well as a sublease, and an amendment to an existing insurance tracking and issuance agreement with an affiliate of Assurant.

The Stock Purchase Agreement contains customary representations and warranties as well as covenants by each of the parties thereto. The representations and warranties in the Stock Purchase Agreement are the product of negotiation among the parties to the Stock Purchase Agreement and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by such parties in accordance with the Stock Purchase Agreement without notice or liability to any other person. In some instances, the representations and warranties in the Stock Purchase Agreement may represent an allocation among the parties of risk associated with particular matters, and the assertions embodied in those representations and warranties are qualified by information disclosed by one party to the other in connection with the execution of the Stock Purchase Agreement. Consequently, persons other than the parties to the Stock Purchase Agreement may not rely upon the representations and warranties in the Stock Purchase Agreement as characterizations of actual facts or circumstances as of the date of the Stock Purchase Agreement or as of any other date. Each of GTCS and WIMC, on the one hand, and Insureco, on the other hand, has agreed to indemnify the other for breaches or inaccuracies of its representations and warranties and covenants, as well as for certain other specified matters. In addition, InterFinancial has agreed to guarantee Insureco’s obligations under the Stock Purchase Agreement.

The above description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which will be filed as an exhibit to WIMC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Item 7.01.	Regulation FD Disclosure.

On January 4, 2017, WIMC issued a press release announcing the execution of the Stock Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information being furnished under this Item 7.01 pursuant to this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other document filed by WIMC under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Walter Investment Management Corp. issued on January 4, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: January 4, 2017	By:	/s/ Gary L. Tillett
Gary L. Tillett, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Walter Investment Management Corp. issued on January 4, 2017.